Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
P.O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax:     (441) 292-5280

Contact:	David Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL LTD ANNOUNCES REMARKETING
OF 5.25% SENIOR NOTES DUE 2011

HAMILTON, BERMUDA, January 23, 2009 -- XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) announced today that the Company has entered into a Remarketing Agreement relating to the remarketing of the 5.25% Senior Notes due 2011 (the "Senior Notes") comprising part of its 7.00% Equity Security Units.  The Company has retained Goldman, Sachs & Co. to act as the agent (the “Remarketing Agent”) for the remarketing.

The remarketing will commence on February 3, 2009 and will settle on February 17, 2009, when the forward purchase contracts comprising part of the Equity Security Units are to be settled.  Subject to certain conditions, the proceeds from the remarketing will be used to satisfy the purchase price for the Company's Ordinary Shares to be sold to holders of the Equity Security Units pursuant to the forward purchase contracts.  The number of Ordinary Shares to be issued on February 17, 2009 will be determined based on their average trading price for a period preceding that date and is subject to a maximum of approximately 11.5 million shares under the purchase contracts.

The Company may, at its discretion, submit an order to purchase some or all of the Senior Notes available to be remarketed.  In the event that the Company determines to participate in the remarketing, the Company will retire all the Senior Notes it purchases in the remarketing.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Senior Notes or any other securities, nor will there be any sale of the Senior Notes in the remarketing in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. More information about XL Capital Ltd is available at www.xlcapital.com.

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This press release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL's beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements include the important factors set forth in XL's most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL's other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.